Exhibit 3.2

FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT

OF

FLAT ROCK CAPITAL CORP.

FIRST: Flat Rock Capital Corp. (the “Corporation”), a Maryland corporation, desires to amend and restate its charter.

SECOND: The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (which is hereinafter called the “Corporation”) is Flat Rock Capital Corp.

ARTICLE II

PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including conducting and carrying on the business of a business development company, subject to making an election therefor under the Investment Company Act of 1940, as amended (the “1940 Act”).

ARTICLE III

RESIDENT AGENT AND PRINCIPAL OFFICE

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore County, Baltimore, Maryland 21201. The name and address of the resident agent of the Corporation are c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore County, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number, Term and Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the board of directors. The number of directors of the Corporation is three, which number may be increased or decreased from time to time by the board of directors pursuant to the bylaws of the Corporation (“Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (“MGCL”). Each director shall hold office for one year, until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies or until his or her earlier death, resignation or removal. Directors may be elected to an unlimited number of successive terms. A majority of the board of directors shall be independent directors, defined as persons who are not “interested persons” as defined in Section 2(a)(19) of the 1940 Act,  except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of such independent director’s successor.

A director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the 1940 Act. The name of the directors who shall serve until the first annual meeting of stockholders and until their successors are duly elected and qualify are:

Robert K. Grunewald

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The Corporation elects, at such time as it becomes eligible, to make the election provided for under Section 3-804(c) of the Maryland General Corporation Law (the “MGCL”), subject to applicable requirements of the 1940 Act and except as may be provided by the board of directors in setting the terms of any class or series of preferred stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 4.2 Extraordinary Actions. Except as provided in Section 6.2 and Section 11.1, notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares of stock entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of directors and taken or approved by the affirmative vote of holders of shares of stock entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The board of directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of stock of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter or the Bylaws.

Section 4.4 Quorum. The presence in person or by proxy of the holders of stock of the Corporation entitled to cast a majority of the votes entitled to be cast at the meeting shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of stock entitled to cast a majority of the votes entitled to be cast by each such class or series on such a matter shall constitute a quorum.

Section 4.5 Preemptive Rights. Except as may be provided by the board of directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract approved by the board of directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 4.6 Appraisal Rights. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the board of directors, upon the affirmative vote of a majority of the board of directors and upon such terms and conditions as may be specified by the board of directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.7 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the board of directors consistent with the charter shall be final and conclusive and shall be binding upon the Corporation and every stockholder: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any shares of stock of the Corporation; the number of shares of stock of any class or series of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust partnership (limited or general) or other organization; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the charter or the Bylaws or otherwise to be determined by the board of directors, including changing the name of the Corporation; provided, however, that any determination by the board of directors as to any of the preceding matters shall not render invalid or improper any action taken or omitted prior to such determination and no director shall be liable for making or failing to make such a determination.

Section 4.8 Removal of Directors. Subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, any director, or the entire board of directors, may be removed from office at any time, but only by the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast generally in the election of directors.

ARTICLE V

STOCK

Section 5.1 Authorized Stock. The Corporation has authority to issue 150,000,000 shares of stock, $0.001 par value per share, of which 125,000,000 shares are classified as Common Stock (“Common Stock”) and 25,000,000 shares are classified as Preferred Stock (“Preferred Stock”). The aggregate par value of all authorized stock having par value is $150,000. All stock shall be fully paid and nonassessable when issued, and the Corporation shall not make any mandatory assessment against any stockholder beyond such stockholder’s subscription commitment. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Sections 5.2, 5.3 or 5.4 of this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The board of directors, with approval of a majority of the entire board and without any action by the stockholders, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Except as may otherwise be specified in the charter, each share of Common Stock shall entitle the holder thereof to one vote per share on all matters upon which stockholders are entitled to vote. Except as otherwise provided in the charter, and subject to the express terms of any class or series of Preferred Stock, holders of Common Stock shall have the exclusive right to vote on all matters as to which a stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders. The board of directors may classify or reclassify any unissued shares of Common Stock from time to time into one or more classes or series of Common Stock or Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the stock.

Section 5.3 Preferred Stock. The board of directors may authorize the issuance of shares of Preferred Stock or classify or reclassify any unissued shares of Preferred Stock from time to time into one or more classes or series of Preferred Stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the stock.

Section 5.4 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the board of directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT “). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the board of directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT or other charter document.

Section 5.5 Distributions.

(a) The Investment Adviser shall cause the Corporation to provide for adequate reserves for normal repairs, replacements and contingencies (but the Corporation shall not be required to maintain reserves for payment of fees payable to the Investment Adviser) by causing the Corporation to retain a reasonable percentage of proceeds from offerings and revenues and in accordance with generally accepted accounting principles applicable in the United States.

(b) From time to time and not less than monthly, the Corporation shall cause the Investment Adviser to review the Corporation’s accounts to determine whether cash distributions are appropriate. The Corporation may, subject to authorization by the board of directors and applicable law, distribute pro rata to the stockholders funds received by the Corporation which the Investment Adviser deems unnecessary to retain in the Corporation. The board of directors may authorize the Corporation to declare and pay to stockholders such other dividends or distributions, in cash or other assets of the Corporation or in securities of the Corporation, including shares of one class of stock payable to holders of shares of another class of stock, or from any other source as the board of directors in its discretion shall determine. The board of directors may endeavor to authorize the Corporation to declare and pay such dividends and other distributions (i) as may be necessary or advisable for the Corporation to qualify as a “Regulated Investment Company” under the Code or as may be necessary or advisable under the 1940 Act, and (ii) to the extent that the board of directors deems it unnecessary for the Corporation to retain funds received by it; provided, however, that in each case stockholders shall have no right to any dividend or other distribution unless and until authorized by the board of directors and declared by the Corporation. The exercise of the powers and rights of the board of directors pursuant to this Section 5.5 shall be subject to the provisions of any class or series of stock at the time outstanding. The receipt by any person in whose name any shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof.

Section 5.6 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the charter and the Bylaws. The board of directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

Section 5.7 Distribution Reinvestment Plan. Any distribution reinvestment plan of the Corporation must be operated in accordance with federal and state securities laws. No sales commissions or fees may be deducted directly or indirectly from reinvested funds by the Corporation. The reinvestment funds must be invested into Common Stock. Where required by law, investors must receive a prospectus which is current as of the date of each reinvestment. The soliciting dealers must assume responsibility for blue sky compliance and performance of due diligence responsibilities and must contact investors to ascertain whether the investors continue to meet the applicable state’s suitability standards. The restrictions in this Section 5.8 shall be effective until the qualification of the Common Stock as Covered Securities.

ARTICLE VI

AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS

Section 6.1 Amendments Generally. The Corporation reserves the right from time to time, and upon the requisite approval by the board of directors and the stockholders, to make any amendment to the charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter, of any shares of outstanding stock. All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation. Except as provided in Section 6.2 and except for those amendments permitted to be made without stockholder approval under the MGCL or by specific provision in the charter, and provided further that the board of directors has declared the amendment advisable and submitted it to the stockholders for consideration, any amendment to the charter must be approved by the affirmative vote of the holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter (or such greater proportion as may be required elsewhere in the charter). All rights and powers conferred by the charter on stockholders, directors and officers are granted subject to this reservation.

Section 6.2 Approval of Certain Charter Amendments. Prior to the qualification of the Common Stock as Covered Securities, the affirmative vote of the holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter shall be necessary to effect:

(a) Any amendment to the charter to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act); and

(b) Any amendment to Section 4.2, Section 4.7, Section 6.1 or this Section 6.2.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION AND

ADVANCE OF EXPENSES

Section 7.1 Limitation of Stockholder Liability. No stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a stockholder.

Section 7.2 Limitation of Director and Officer Liability. Subject to any limitations set forth under Maryland law or the federal securities laws or in this Article VII, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.3 Indemnification and Advance of Expenses. Subject to any limitations set forth under Maryland law or the federal securities laws or in this Article VII, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Investment Adviser or any of its Affiliates acting as an agent of the Corporation (each such person an “Indemnitee”). The rights to indemnification and advance of expenses provided to a director or officer hereby shall vest immediately upon election of such director or officer. The Corporation may, with the approval of the board of directors or any duly authorized committee thereof, provide such indemnification and advancement of expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The board of directors may take such action as is necessary to carry out this Section 7.3.

Section 7.4 Limitations on Indemnification and Advance of Expenses.

As required under the 1940 Act, no provision of this Article VII shall be effective to protect or purport to protect any director or officer of the Corporation against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office. The Corporation may not incur that portion of liability insurance which insures any director or officer of the Corporation, the Investment Adviser or any Affiliate of the Investment Adviser for any liability as to which such individual or entity is prohibited from being indemnified under this Section 7.4.

Section 7.5 Express Exculpatory Clauses in Instruments. Neither the stockholders nor the directors, officers, employees or agents of the Corporation shall be liable under any written instrument creating an obligation of the Corporation by reason of their being stockholders, directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s net assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any stockholder, director, officer, employee or agent liable thereunder to any third party, nor shall the directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Section 7.6 Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 7.7 Non-Exclusivity. The exculpation, indemnification and advancement of expenses provided or authorized by this Article VII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the Bylaws, a resolution of stockholders or directors, an agreement or otherwise.

ARTICLE VIII

INVESTMENT ADVISER

Section 8.1 Supervision of Investment Adviser.

(a) The board of directors may exercise broad discretion in allowing the Investment Adviser to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the board of directors. The board of directors shall monitor the Investment Adviser to assure that the administrative procedures, operations and programs of the Corporation are in the best interests of the Corporation and are fulfilled and that (i) the expenses incurred are reasonable in light of the investment performance of the Corporation, its net assets and its net income, (ii) prior to the qualification of the Common Stock as Covered Securities, all Front End Fees are reasonable and do not exceed 18% of the gross proceeds of any offering, regardless of the source of payment, and (iii) prior to the qualification of the Common Stock as Covered Securities, the percentage of gross proceeds of any offering committed to Investment in Program Assets is at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Corporation, directly or indirectly, shall be taken into consideration in computing the amount of allowable selling commissions.

(b) The board of directors is responsible for determining that compensation paid to the Investment Adviser is reasonable in relation to the nature and quality of services performed and the investment performance of the Corporation and that the provisions of the investment advisory agreement are being carried out. The board of directors may consider all factors that it deems relevant in making these determinations. So long as the Corporation is a business development company under the 1940 Act, compensation to the Investment Adviser shall be considered presumptively reasonable if the incentive fee is limited to the amounts allowed by the 1940 Act.

Section 8.2 Fiduciary Obligations; Experience. The Investment Adviser shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Corporation, whether in the Investment Adviser’s immediate possession or control. The Investment Adviser shall not employ, or permit another to employ, such funds or assets in any manner except for the exclusive benefit of the Corporation. In addition, the Investment Adviser shall not, by entry into an agreement with any stockholder of the Corporation or otherwise, contract away the fiduciary obligation owed to the Corporation and the stockholders under common law. The board of directors shall determine whether any successor Investment Adviser possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is justified. The chief executive officer and chief investment officer of the Investment Adviser shall have at least three years’ relevant experience demonstrating the knowledge and experience to acquire and manage the type of assets being acquired by the Corporation, and shall have not less than four years’ relevant experience in the kind of service being rendered or otherwise must demonstrate sufficient knowledge and experience to perform the services being proposed.

Section 8.3 Termination of Investment Advisory Agreement. Any investment advisory agreement may be terminated at any time, without the payment of any penalty by (a) a majority of the independent directors on the board of directors on 60 days’ written notice or (b) the Investment Adviser upon 120 days’ written notice to the Corporation. After the termination of an investment advisory agreement, the Investment Adviser shall not be entitled to compensation for further services provided except that it shall be entitled to receive from the Corporation within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Investment Adviser prior to termination of the investment advisory agreement. If the Corporation and the Investment Adviser cannot agree on the amount of such reimbursements and fees, the parties will submit to binding arbitration which cost will be borne equally by the terminated Investment Adviser and the Corporation. The method of payment to the terminated Investment Adviser must be fair and must protect the solvency and liquidity of the Corporation. Upon termination, the Investment Adviser shall promptly (i) deliver to the board of directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the board of directors, (ii) deliver to the board of directors all assets and documents of the Corporation then in custody of the Investment Adviser and (iii) cooperate with the Corporation to provide an orderly management transition. In addition, within 30 days of termination, the Board shall appoint a new Investment Adviser.

Section 8.4 Organizational and Offering Expenses Limitation. Prior to the qualification of the Common Stock as Covered Securities, the Corporation shall reimburse the Investment Adviser and its Affiliates for Organizational and Offering Expenses incurred by the Investment Adviser or its Affiliates; provided, however, that the total amount of all Organizational and Offering Expenses shall be reasonable and shall be included as Front End Fees for purposes of the limit on such Front End Fees set forth in Section 8.1.

Section 8.5. Acquisition Fees. The Corporation may pay the Investment Adviser and its Affiliates fees for the review and evaluation of potential investments; provided, however, that the board of directors shall conclude that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable.

Section 8.6 Reimbursement for Expenses. The Corporation may reimburse the Investment Adviser, at the end of each fiscal quarter, for the actual cost of goods and services used for or by the Corporation and obtained from Persons other than the Investment Adviser’s Affiliates. The Investment Adviser may be reimbursed for the administrative services necessary for the prudent operation of the Corporation; provided, however, that the reimbursement shall be the lower of the Investment Adviser’s actual cost or the amount the Corporation would be required to pay Persons other than the Investment Adviser’s Affiliates for comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or another method conforming with generally accepted accounting principles.

Section 8.7 No Exclusive Agreement. The Investment Adviser shall not be granted an exclusive right to sell or exclusive employment to sell assets for the Corporation.

Section 8.8 Rebates, Kickbacks and Reciprocal Arrangements. The Investment Adviser shall not (A) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws, (B) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws governing conflicts of interest or investment restrictions, or (C) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws. In addition, the Investment Adviser shall not directly or indirectly pay or award any fees or commissions or other compensation to any person or entity engaged to sell the Corporation’s stock or give investment advice to a potential stockholder; provided, however, that the Investment Adviser may pay a registered broker-dealer or other properly licensed agent from sales commissions for selling or distributing the Common Stock.

Section 8.9 Commingled Funds. The Investment Adviser shall not permit or cause to be permitted the Corporation’s funds to be commingled with the funds of any other entity. Nothing, however, shall prohibit the Investment Adviser from establishing a master fiduciary account pursuant to which separate sub-trust accounts may be established for the benefit of affiliated programs, provided that the Corporation’s funds are protected from the claims of other programs and creditors of such programs. This provision shall not apply to investments meeting the requirements of Article IX hereof.

Section 8.10 Reports to Stockholders. The Investment Adviser shall prepare or shall cause to be prepared and distributed to stockholders during each year the following reports of the Corporation (either included in a periodic report filed with the SEC or distributed in a separate report):

(a) Quarterly Reports. Within 60 days of the end of each quarter, a report containing the same financial information contained in the Corporation’s Quarterly Report on Form 10-Q filed by the Corporation under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Annual Report. Within 120 days after the end of the Corporation’s fiscal year, an annual report containing (i) a balance sheet as of the end of each fiscal year and statements of income, equity, and cash flow, for the year then ended, all of which shall be prepared in accordance with generally accepted accounting principals and accompanied by an auditor’s report containing an opinion of an independent certified public accountant; (ii) a report of the activities of the Corporation during the period covered by the report; (iii) where forecasts have been provided to stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions by the Corporation for the period covered thereby and separately identifying distributions from (1) cash flow from operations during the period; (2) cash flow from operations during a prior period which have been held as reserves; (3) proceeds from disposition of Corporation’s assets; and (4) reserves from the gross proceeds originally obtained from stockholders in an offering.

(c) Proposed Federal Income Tax Returns. Within 75 days after the end of the Corporation’s fiscal year, all information necessary for stockholders’ to prepare their federal income tax returns.

Section 8.11. Limitations on Reimbursement of Expenses. In addition to the compensation paid to the Investment Adviser, the Corporation shall reimburse the Investment Adviser for all expenses of the Corporation incurred by the Investment Adviser as well as the actual cost of goods and services used for or by the Company and obtained from entities not affiliated with the Investment Adviser. Prior to the qualification of the Common Stock as Covered Securities, the Investment Adviser may be reimbursed for the administrative services performed by it on behalf of the Corporation; provided, however, the reimbursement shall be an amount equal to the lower of the Investment Adviser’s actual cost or the amount the Corporation would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. No reimbursement shall be permitted for services for which the Investment Adviser is entitled to compensation by way of a separate fee. Excluded from the allowable reimbursement shall be: (i) rent or depreciation, utilities, capital equipment, and other administrative items of the Investment Adviser; and (ii) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any executive officer or board member of the Investment Adviser (or any individual performing such services) or a holder of 10% or greater equity interest in the Investment Adviser (or any person having the power to direct or cause the direction of the Investment Adviser, whether by ownership of voting securities, by contract or otherwise.

ARTICLE IX

INVESTMENT OBJECTIVES AND LIMITATIONS

Section 9.1 Investment Objectives. The independent directors shall review the investment policies of the Corporation with sufficient frequency (not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of the Corporation.

Section 9.2 Investments in Other Programs

(a) Prior to the qualification of the Common Stock as Covered Securities, the Corporation shall not invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, unless the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall the Investment Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Corporation from carrying out its business of investing and reinvesting its assets in securities of other issuers. For purposes of this Section 9.2, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds; and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.

(b) The Corporation may invest in general partnerships or joint ventures with other publicly registered Affiliates of the Corporation if all of the following conditions are met: (i) the Affiliate and the Corporation have substantially identical investment objectives; (ii) there are no duplicate fees to the Investment Adviser; (iii) the compensation payable by the general partnership or joint venture to the Investment Advisers in each corporation that invests in such partnership or joint venture is substantially identical; (iv) each of the Corporation and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the partnership or joint venture; (v) the investment of each of the Corporation and its Affiliate is on substantially the same terms and conditions; and (vi) any prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions since neither the Corporation nor its Affiliate controls the partnership or joint venture, and the potential risk that, while the Corporation or its Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so.

(c) Prior to the qualification of the Common Stock as Covered Securities, the Corporation may invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the investment is necessary to relieve the Investment Adviser from any commitment to purchase the assets entered into in compliance with Section 10.1 prior to the closing of the offering period of the Corporation; (ii) there are no duplicate fees to the Investment Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Corporation has a right of first refusal to buy if the Investment Adviser wishes to sell assets held in the partnership or joint venture; and (v) any prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on partnership or joint venture decisions.

(d) The Corporation may be structured to conduct operations through separate single-purpose entities managed by the Investment Adviser (multi-tier arrangements); provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws. Any agreements regarding such arrangements shall accompany any prospectus of the Corporation, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organizational and Offering Expenses, fees payable to the Investment Adviser, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Investment Adviser, the Corporation and the stockholders; and (iii) there will be no diminishment in the voting rights of the stockholders.

(e) Other than as specifically permitted in subsections (b), (c) and (d) above, and except as permitted by the 1940 Act or exemptive relief granted by the SEC pursuant thereto, the Corporation shall not invest in general partnerships or joint ventures with Affiliates.

(f) Except as permitted by the 1940 Act or exemptive relief granted by the SEC pursuant thereto, the Corporation may invest in general partnership interests of limited partnerships only if the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above, the Investment Adviser is not entitled to any duplicate fees, no additional compensation beyond that permitted under applicable law is paid to the Investment Adviser, and the agreement of limited partnership or other applicable agreement complies with Articles IX and X.

Section 9.3 Other Goods or Services

(a) In addition to the services to be provided under the investment advisory agreement, the Corporation may accept goods or other services provided by the Investment Adviser in connection with the operation of assets subject to the restrictions contained in the 1940 Act and regulations thereunder, provided that (i) the Investment Adviser, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Corporation; (ii) the terms pursuant to which all such goods or services are provided to the Corporation by the Investment Adviser shall be embodied in a written contract, the material terms of which must be fully disclosed to the stockholders in the Corporation’s prospectus; (iii) prior to the qualification of the Common Stock as Covered Securities, the contract may only be modified with approval of holders of a majority of the outstanding voting securities of the Corporation; and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice. Without limitation of the foregoing, and prior to the qualification of the Common Stock as Covered Securities, arrangements to provide such goods or other services must meet all of the following criteria: (i) the Investment Adviser must be independently engaged in the business of providing such goods or services to persons other than its Affiliates and at least 33% of the Investment Adviser’s associated gross revenues must come from persons other than its Affiliates; (ii) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged by persons other than the Investment Adviser and its Affiliates in the same geographic location who provide comparable goods or services which could reasonably be made available to the Corporation; and (iii) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the stockholders through written communication. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from persons other than the Investment Adviser and its Affiliates.

(b) Notwithstanding the foregoing clause (a), if the Investment Adviser is not engaged in the business to the extent required by such clause, the Investment Adviser may provide to the Corporation other goods and services if all of the following additional conditions are met: (i) the Investment Adviser can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) prior to the qualification of the Common Stock as Covered Securities, the goods or services are provided at the lesser of cost or the competitive rate charged by persons other than the Investment Adviser and its Affiliates in the same geographic location who are in the business of providing comparable goods or services; (iii) prior to the qualification of the Common Stock as Covered Securities, the cost is limited to the reasonable necessary and actual expenses incurred by the Investment Adviser on behalf of the Corporation in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws; and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.

ARTICLE X

CONFLICTS OF INTEREST

Section 10.1 Sales and Leases to Corporation. The Corporation shall not purchase or lease assets in which the Investment Adviser or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction occurs at the formation of the Corporation and is fully disclosed to the stockholders in the prospectus or in a periodic report; and (b) the assets are sold or leased upon terms that are reasonable to the Corporation and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section 10.1, the Investment Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Corporation, or the completion of construction of the assets, provided that all of the following conditions are met: (i) the assets are purchased by the Corporation at a price no greater than the cost of the assets to the Investment Adviser; (ii) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Corporation; and (iii) there are no other benefits arising out of such transaction to the Investment Adviser apart from compensation otherwise permitted by the NASAA Omnibus Guidelines.

Section 10.2 Sales and Leases to the Investment Adviser or Affiliates. Except as permitted by the 1940 Act or exemptive relief granted by the SEC pursuant thereto, the Corporation shall not sell assets to the Investment Adviser or any Affiliate thereof unless such sale is duly approved by the holders of shares of stock entitled to cast a majority of all the votes entitled to be cast on the matter. The Corporation shall not lease assets to the Investment Adviser or any Affiliate thereof unless all of the following conditions are met: (a) the transaction occurs at the formation of the Corporation and is fully disclosed to the stockholders in the prospectus or in a periodic report and (b) the terms of the transaction are fair to the Corporation.

Section 10.3 Loans. Except for the advancement of funds pursuant to Section 7.3, no loans, credit facilities, credit agreements or otherwise shall be made by the Corporation to the Investment Adviser or any Affiliate thereof.

Section 10.4 Commissions on Financing, Refinancing or Reinvestment. The Corporation shall not pay, directly or indirectly, a commission or fee to the Investment Adviser or any Affiliate thereof (except as otherwise specified in this Article X) in connection with the reinvestment of Cash Available for Distribution and available reserves or of the proceeds of the resale, exchange or refinancing of assets.

Section 10.5 Other Transactions. The Corporation shall not engage in any other transaction with the Investment Adviser or any Affiliate thereof unless such transaction complies with applicable law, including any reciprocal business arrangement that would circumvent the prohibits set forth in this Article X, and (prior to the qualification of the Common Stock as Covered Securities) the NASAA Omnibus Guidelines.

Section 10.6. Lending Practices. On financing made available to the Corporation by the Investment Adviser, the Investment Adviser may not receive interest in excess of the lesser of the Investment Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Investment Adviser shall not impose a prepayment charge or penalty in connection with such financing and the Investment Adviser shall not receive points or other financing charges. The Investment Adviser shall be prohibited from providing permanent financing for the Corporation. For purposes of this Section 10.6, “permanent financing” shall mean any financing with a term in excess of 12 months.

ARTICLE XI

STOCKHOLDERS

Section 11.1 Voting Rights of Stockholders. Subject and in addition to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations, including the MGCL, or other provision of the charter, upon a vote by the stockholders entitled to cast a majority of all the votes entitled to be cast on the matter, and prior to the qualification of the Common Stock as Covered Securities, stockholders may, without the necessity for concurrence by the Investment Adviser, direct that the Corporation: (a) amend the charter; (b) dissolve the Corporation; (c) remove the Investment Adviser and elect a new Investment Adviser; or (d) approve or disapprove the sale of all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business. Without approval of stockholders entitled to cast a majority of all votes entitled to be cast on the matter, and prior to the qualification of the Common Stock as Covered Securities, the Corporation shall not permit the Investment Adviser to: (a) amend the charter in a manner that adversely affects the interests of the stockholders; (b) except as permitted by Section 8.3(b), voluntarily withdraw as the Investment Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the stockholders; (c) appoint a new Investment Adviser; (d) sell all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business; or (e) cause the merger or similar reorganization of the Corporation. With respect to any shares owned by the Investment Adviser or the Dealer Manager, neither the Investment Adviser nor the Dealer Manager may not vote or consent on matters submitted to the stockholders regarding the removal of the Investment Adviser or any transaction between the Corporation and the Investment Adviser. In determining the existence of the requisite percentage of the Corporation’s shares entitled to vote on the matter and necessary to approve a matter on which the Investment Adviser may not vote or consent pursuant to this Section 11.1, any shares of the Corporation’s stock owned by the Investment Adviser shall not be included.

Section 11.2 Right of Inspection. Any stockholder and any designated representative thereof shall be permitted access to the records of the Corporation to which it is entitled under applicable law at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours. Stockholders shall have the right to access the Corporation’s records pertaining to its stockholders as set forth in the Bylaws, which records shall be updated at least quarterly.

Section 11.3 Reports.

(a) For each fiscal year ending after the commencement of the Initial Public Offering, the Corporation shall cause to be prepared and mailed or delivered by any reasonable means, including an electronic medium, to each stockholder and each holder of other publicly held securities within 120 days after the end of the fiscal year to which it relates an annual report that shall include: (i) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) a report of the activities of the Corporation during the period covered by the report; (iii) where forecasts have been provided to the stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to stockholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period; (B) cash flow from operations during a prior period which have been held as reserves; (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds originally obtained from stockholders in an offering.

(b) The Corporation shall cause to be prepared and mailed or delivered to each stockholder within 60 days after the end of each fiscal quarter of the Corporation, a report containing the same financial information contained in the Corporation’s Quarterly Report on Form 10-Q filed by the Corporation under the Exchange Act.

(c) The Corporation shall cause to be prepared and mailed or delivered within 75 days after the end of each fiscal year of the Corporation to each Person who was at any time during such fiscal year a stockholder all information necessary for the preparation of such Person’s federal income tax returns.

(d) If stock has been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) and (b) above, then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Corporation in response to any defaults and a discussion and analysis of the impact on capital requirements of the Corporation.

Section 11.4 Tender Offers. If any Person makes a tender offer, including, without limitation, a “mini-tender” offer, such Person must comply with all of the provisions set forth in Regulation 14D of the Exchange Act, including, without limitation, disclosure and notice requirements, that would be applicable if the tender offer was for more than five percent of the outstanding shares of stock of the Corporation; provided, however, that, unless otherwise required by the Exchange Act, such documents are not required to be filed with the SEC. In addition, any such Person must provide notice to the Corporation at least ten business days prior to initiating any such tender offer. No stockholder may transfer any shares held by such stockholder to any Person who initiates a tender offer without complying with the provisions set forth above (a “Non-Compliant Tender Offer”) unless such stockholder shall have first offered such shares to the Corporation at a price that is greater than the tender but shall not exceed and shall be on the same terms and at the same price at which such stockholder would be able to sell such shares pursuant to the Corporation’s share repurchase program, if a share repurchase program is effective at the time of such Non-Compliant Tender Offer. The terms of such share repurchase program, if any, will be as described in the Corporation’s prospectus.

ARTICLE XII

ROLL-UP TRANSACTIONS

Section 12.1 Roll-Up Transactions. In connection with any proposed Roll-Up Transaction, and prior to the qualification of the Common Stock as Covered Securities, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. Prior to the qualification of the Common Stock as Covered Securities, the Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. Such appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the stockholders. A summary of such appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. Prior to the qualification of the Common Stock as Covered Securities, and in connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to holders of Common Stock who vote against the proposed Roll-Up Transaction the choice of:

(a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b) one of the following:

(i) remaining as holders of Common Stock and preserving their interests therein on the same terms and conditions as existed previously; or

(ii) receiving cash in an amount equal to their pro rata share of the appraised value of the net assets of the Corporation.

Prior to the qualification of the Common Stock as Covered Securities, the Corporation is prohibited from participating in any proposed Roll-Up Transaction:

(a) that would result in the holders of Common Stock having voting rights in a Roll-Up Entity that are less than the rights provided for in Section 11.1 hereof;

(b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of stock by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the stock held by that investor;

(c) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Section 11.2 hereof; or

(d) in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the holders of Common Stock.

ARTICLE XIII

DEFINITIONS

As used in the charter, the following terms shall have the following meanings unless the context otherwise requires:

Acquisition Expenses. The term “Acquisition Expenses” shall mean any and all expenses incurred by the Corporation, the Investment Adviser or any Affiliate of either in connection with the initial purchase or acquisition of assets by the Corporation, whether or not acquired, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, non-refundable option payments on assets not acquired, accounting fees and expenses and miscellaneous expenses relating to the purchase or acquisition of assets, whether or not acquired.

Acquisition Fee. The term “Acquisition Fee” shall mean any and all fees and commissions paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Investment Adviser) in connection with the initial purchase or acquisition of assets by the Corporation. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated.

Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Capital Contributions. The term “Capital Contributions” shall mean the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan, in the Corporation by a stockholder or by all stockholders, as the case may be. Unless otherwise specified, Capital Contributions shall be deemed to include principal amounts to be received on account of deferred payments.

Cash Available for Distribution. The term “Cash Available for Distribution” shall mean Cash Flow plus cash funds available for distribution from the Corporation’s reserves less amounts set aside for restoration or creation of reserves.

Cash Flow. The term “Cash Flow” shall mean the Corporation’s cash funds provided from operations, without deduction for depreciation, but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and replacements. Cash withdrawn from reserves is not Cash Flow.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

Covered Security. The term “Covered Security” shall have the meaning set forth in the Securities Act.

Dealer Manager. The term “Dealer Manager” shall mean the Person or Persons, if any, appointed, employed or contracted with by the Corporation to act as the exclusive dealer manager for an Offering.

Front End Fees. The term “Front End Fees” shall mean fees and expenses paid by any party for any services rendered to organize the Corporation and to acquire assets for the Corporation, including Organizational and Offering Expenses, Acquisition Fees, Acquisition Expenses and any other similar fees, however designated by the Sponsor.

Independent Expert. The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Sponsor who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation and who is qualified to perform such work.

Investment Adviser. The term “Investment Adviser” shall mean the Person or Persons, if any, appointed, employed or contracted with by the Corporation and responsible for directing or performing the day-to-day business affairs of the Corporation. The Investment Adviser is a Sponsor of the Corporation.

Investment in Program Assets. The term “Investment in Program Assets” shall mean the amount of Capital Contributions actually paid or allocated to the purchase or development of assets acquired by the Corporation (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent (3%) shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.

Offering. The term “Offering” shall mean any offering and sale of Securities.

Organizational and Offering Expenses. The term “Organizational and Offering Expenses” shall mean any and all costs and expenses incurred by and to be paid from the assets of the Corporation in connection with the formation, qualification and registration of the Corporation and the marketing and distribution of shares, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending registration statements or supplementing prospectuses, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, trustees, escrow holders, depositories and experts, and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

Roll-Up Entity. The term “Roll-Up Entity” shall mean a partnership, trust, corporation or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the stockholders. Such term does not include:

(a) a transaction involving securities of the Roll-Up Entity that have been listed for at least twelve months on a national exchange or traded for at least twelve months through the National Association of Securities Dealers Automated Quotation- National Market System; or

(b) a transaction involving the conversion to trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i) stockholders’ voting rights;

(ii) the term of existence of the Corporation;

(iii) Sponsor or Investment Adviser compensation; or

(iv) the Corporation’s investment objectives.

SEC. The term “SEC” shall mean the U.S. Securities and Exchange Commission.

Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended.

Sponsor. The term “Sponsor” shall mean any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Corporation, (ii) will control, manage or participate in the management of the Corporation, and any Affiliate of any such Person, (iii) takes the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Corporation, (vi) possesses significant rights to control assets, (vii) receives fees for providing services to the Corporation which are paid on a basis that is not customary in the industry or (viii) provides goods or services to the Corporation on a basis which was not negotiated at arm’s-length with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent manager of a portion of the Corporation’s assets and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

RECITALS CONTINUED:

THIRD: The amendment and restatement of the charter of the Corporation as hereinabove set forth have been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The name and address of the Corporation’s current resident agent and the current address of the principal office of the Corporation are as set forth in Article III of the foregoing amendment of the charter.

FIFTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Section 4.1 of Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was [      ], consisting of [      ] shares of common stock, $0.001 par value per share. The aggregate par value of all shares of stock having par value was [      ].

SEVENTH: The total number of shares of stock which the Corporation has authority to issue after giving effect to the foregoing amendment and restatement of the charter is 1,500,000,000, consisting of 1,500,000,000 shares of common stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having par value is $1,500,000.

EIGHTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer, on          , 2017.

FLAT ROCK CAPITAL CORP.

		By:	/s/ Robert K. Grunewald
Robert K. Grunewald
Chief Executive Officer

Attest:	/s/ Richard A. Petrocelli
Richard A. Petrocelli
Chief Financial Officer